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                                                                 EXHIBIT 13.(A)



                             SUBSCRIPTION AGREEMENT


      Agreement between The Variable Annuity Life Insurance Company (hereinafter "VALIC"), a stock life insurance company existing under and by virtue of the laws of the State of Texas and American General Series Portfolio Company (hereinafter the "Fund"), a corporation organized and existing under and by virtue of the laws of the State of Maryland.

      In consideration of the mutual promises set forth herein, the parties agree as follows:

      1. The Fund agrees to sell to VALIC and VALIC agrees to purchase for the aggregate amount of $10,000,000, 1,000,000 shares of Common Stock, $.01 Par Value, of the Fund's series (hereinafter the "Stock") designated the Growth Portfolio.

      2. VALIC acknowledges that the Stock has not been registered under any state or federal securities laws and that, therefore, the Fund is relying on certain exemptions therein from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Stock. VALIC also understands that any resale of the Stock, or any part thereof, may be subject to restrictions under state and federal securities laws, and that VALIC may be required to bear the economic risk of an investment in the Stock for an indefinite period of time.

      3. VALIC represents and warrants that it is acquiring the Stock solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Stock or any part thereof; and

      4. VALIC agrees that it will not sell or dispose of the Stock or any part thereof unless registration statements with respect to such Stock are then in effect under the Securities Act of 1933 and under any applicable state securities laws or unless the undersigned shall have delivered to the Fund an opinion of counsel acceptable to the Fund, in form and substance acceptable to the Fund, that no such registration is necessary.

      IN WITNESS THEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 25th day of January, 1994.



The Variable Annuity                            American General Series
Life Insurance Company                             Portfolio Company



By: /s/ STEPHEN D. BRICKEL                      By: /s/ STEPHEN D. BRICKEL
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Title: President and CEO                        Title: Chairman and President
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